Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of IN8bio, Inc. of our report dated March 17, 2022, on our audits of the financial statements of IN8bio, Inc. as of December 31, 2021 and 2020 and for the years then ended, which report is included in IN8bio, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ CohnReznick LLP

Tysons, Virginia

May 11, 2022